KPMG
112 East Pecan, Suite 2400                      Telephone 210 227 9272
San Antonio, TX 78205-1585                            Fax 210 224 0126
                                                          210 227 4707



May 22, 2003



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Venus Exploration, Inc. and under the date of March 22, 2002, we reported on the consolidated financial statements of Venus Exploration, Inc. as of and for the years ended December 31, 2001 and 2000. On May 7, 2003, we resigned. We have read Venus Exploration, Inc.'s statements included under Item 4 of its Form 8-K dated May 15, 2003 and we agree with such statements.

Very truly yours,

KPMG LLP